EXHIBIT 99.1

UniPixel Appoints Dr. Arnold Kholodenko as SVP of R&D

THE WOODLANDS, Texas — September 19, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, has appointed Arnold Kholodenko, Ph.D. to the position of senior vice president of research and development, succeeding Dan Van Ostrand, who has resigned to pursue other interests.

Dr. Kholodenko is an award-winning engineering executive with extensive experience in the design of next-generation fabrication equipment for high-performance and cost-effective products. He brings more than 45 years of experience at public and private companies which develop, manufacture, and commercialize products for the flat panel display, semiconductor, solar photovoltaic and wafer fabrication industries.

“Dr. Kholodenko’s accomplished career and deep engineering experience, particularly in leading cross-functional teams of engineers in the implementation of new manufacturing technologies, makes him an ideal addition to our UniPixel team,” said Jeff Hawthorne, the company’s president and chief executive officer. “His proven ability to commercialize products, notably at Applied Materials and Lam Research, strongly supports our goals as we advance towards commercial production of InTouch Sensors™ and Diamond Guard™.”

“We would like to thank Dan for his invaluable service to UniPixel as one of the company’s founders,” added Hawthorne. “We wish him the best in his future endeavors.”

Dr. Kholodenko previously served as executive director at ARTECH Consulting, a professional IT services firm. Prior to ARTECH, he served as senior director of Lam Research, a leading supplier of wafer fabrication equipment and services to the semiconductor industry where he led the development and deployment of a turn-key manufacturing process delivering a high quality and cost efficient advanced mechanical cleaning module to customers.

Earlier, Dr. Kholodenko held a number of management positions before being promoted to senior director of Concept Engineering and Advanced Technologies, Disruptive New Products Division at Applied Materials, the global leader in precision materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic industries. He managed numerous new product development programs, including a robust and cost-effective design of an electro-copper plating head that improved copper plating uniformity by 50%, reduced material cost by half, and made the contact ring a non-consumable module.

At Applied Materials he also initiated, developed and implemented critical technologies for high-performance and cost-effective products, including new system concept of fabrication polysilicon sheets for solar application, high-productivity flat panel Generation 8 PVD system, and a large-size, 2 x 2.5-meter magnetron with 90% utilization of target material for Generation 8 flat panel physical vapor deposition reactors.

Before Applied Materials, he served as principal engineer at Rotoflex, a world leader in inspection, slitting and rewinding equipment. Earlier in his career, he served as director at KAMCAB Corporation in Perm, Russia, Europe’s largest electrical cable manufacturer. He also led a group responsible for thrust vector control engineering, ballistics and control systems design, development and implementation of full-scale test capability at KBM Corporation, Russia’s third largest flight vehicle manufacturer.

Dr. Kholodenko received numerous prestigious awards at Applied Materials, and is a recipient of the USSR’s National Prize in Science & Technology. He received his Bachelor of Science in Electro-Mechanical Engineering and Master of Science with excellence in Flight Mechanics and Control Systems from Perm Technical University in Russia. Dr. Kholodenko holds a Ph.D. in Aerospace Engineering from Moscow Aviation Institute in Russia.

Dr. Kholodenko has taught a variety of undergraduate and graduate courses as a professor in Applied Mathematics Department and Flight Vehicle Design Department at Perm University of Technology, as well as headed post-graduate programs for Ph.D. students.

Dr. Kholodenko has been responsible for the granting of 72 patents in the U.S. and 39 internationally, and is the author of 115 scientific articles.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

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Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com